Exhibit 99.1

NEWS RELEASE STANDARD PACIFIC CORP. 15326 Alton Parkway, Irvine, California 92618-2338 Contact: Andrew H. Parnes, Executive Vice President-Finance & CFO (949) 789-1616

FOR IMMEDIATE RELEASE ON THURSDAY, APRIL 28, 2005

STANDARD PACIFIC CORP. REPORTS RECORD FIRST QUARTER EARNINGS OF $2.36 PER SHARE, UP 95%, AND RAISES FULL YEAR GUIDANCE TO $11.20 PER SHARE

Financial and Operating Highlights – 2005 First Quarter vs. 2004 First Quarter

•	Earnings per share up 95% to a record $2.36 vs. $1.21 last year

•	Net income of $82.1 million, up 94%

•	Homebuilding revenues up 56% to a record $836 million

•	Record 2,407 new home deliveries, up 39% from last year

•	Homebuilding gross margin up 330 basis points to 26.0%

•	Record Adjusted Homebuilding EBITDA* of $146 million, an increase of 66% over 2004, and an EBITDA margin of 17.4%

•	LTM return on average equity of 29.1%, up 520 basis points

•	2,825 new home orders and record quarter-end backlog of 6,727 homes, up 23%, valued at $2.2 billion

•	Over 80% of projected 2005 deliveries are either in backlog or closed in the first quarter

EPS Guidance for 2005 raised to $11.20, an increase of 23% year-over-year

IRVINE, CALIFORNIA, April 28, 2005

Standard Pacific Corp. (NYSE:SPF) today reported the Company’s 2005 first quarter operating results.

Stephen J. Scarborough, Chairman and Chief Executive Officer, stated, “We are pleased to start the new year on such a positive note reporting another record quarter of earnings, revenues, deliveries and backlog, setting the tone for what should be another record year. In fact, over 80% of our projected 2005 deliveries are either in backlog or were closed in the first quarter. The 56% increase in homebuilding revenues and 95% increase in earnings per share were driven, in large part, by solid growth in California and Florida, where we have substantial operations and excellent prospects for continued volume growth going forward.”

*	For a definition of Adjusted Homebuilding EBITDA and a reconciliation of net income to Adjusted Homebuilding EBITDA and cash flows from operating activities to Adjusted Homebuilding EBITDA, please see the Selected Financial Data included herewith.

“Our record operating results were driven primarily by a 330 basis point improvement in our homebuilding gross margin to 26.0%, reflecting the quality of our locations and our pricing power in California, Florida and Arizona. Moreover, our strong homebuilding margin, combined with a 160 basis point decrease in our SG&A rate, generated a 280 basis point increase in our homebuilding pretax margin to 15.7%. And at quarter end, our LTM return on average equity stood at 29.1%, up 520 basis points year over year, reflecting the strength of our markets and an increased asset turnover rate.”

“These superior operating results continue our record of long-term growth which has been achieved while maintaining a strong balance sheet. At quarter end, our homebuilding leverage was at the low end of our target range, we had nearly $450 million of liquidity and our balance sheet was anchored by over $1.4 billion in stockholders’ equity. At the same time, we continue to maintain a 3-4 year supply of lots to fuel our growth initiatives, notwithstanding increasing constraints on the availability of buildable land in many of our significant markets.”

Mr. Scarborough continued, “We are raising our 2005 earnings guidance to $11.20 per share, up from our previous guidance of $10.50 per share, a 23% year-over-year increase, despite the impact of the unusually wet winter in Southern California and Arizona which resulted in the shift of approximately 250 deliveries into 2006. The higher earnings target for the year is primarily the result of an increase in our homebuilding gross margin percentage, reflecting the strength of our housing operations throughout California, Florida and Arizona, our three largest markets.”

“We are also providing initial earnings guidance for the second quarter of 2005 of $2.65 per share, up 54% year-over-year. We are targeting 2,650 deliveries, excluding 100 joint venture homes, and homebuilding revenues of $895 million in the quarter, up 32% and 16%, respectively.”

“For 2005 we are targeting 11,100 deliveries, excluding 250 homes in joint ventures, and homebuilding revenues of approximately $3.8 billion. To support our 25% increase in projected deliveries this year and position the Company for additional unit volume growth next year, we are planning to open between 130 and 140 new communities company-wide in 2005, up approximately 45% year-over-year. We expect that our new community openings will be concentrated more towards the middle and back half of the year. Consequently, our new home order comparisons will likely be flat for the first half of the year and accelerate significantly in the second half. Year-over-year order comparisons were much stronger in the first half of last year.”

“Going forward, the Company will be releasing its quarterly new home order numbers in conjunction with its quarterly earnings release. We believe that the order trends can be better analyzed when viewed with the quarterly operating results, quarter end backlog, and updated earnings and delivery guidance.”

Mr. Scarborough concluded, “While we are excited about our strong start to 2005 and our improved outlook for the balance of the year, we are even more excited about the Company’s long-term prospects. We have a solid foundation from which to grow in some of the country’s largest and most dynamic markets. In fact, with our strong land position in our existing markets alone, we have the capacity to grow our unit volume at a rate of 20% or more annually through 2007. We also see attractive opportunities for expansion into new markets, consistent with our strategy of continuing to diversify the Company geographically.”

Homebuilding Operations

Homebuilding pretax income for the 2005 first quarter increased 90% to $130.9 million from $69.1 million in the year earlier period. The increase in pretax income was driven by a 56% increase in homebuilding revenues, a 330 basis point improvement in the Company’s homebuilding gross margin percentage, and a 160 basis point decrease in our SG&A rate. These positive factors were partially offset by a $9.6 million decrease in joint venture income.

Homebuilding revenues for the 2005 first quarter increased 56% to $836.3 million from $535.3 million last year. The increase in revenues was attributable to a 43% increase in new home deliveries (exclusive of joint ventures) combined with a 9% increase in our consolidated average home price to $353,000.

During the 2005 first quarter, the Company delivered 691 new homes in California (exclusive of joint ventures), a 32% increase over the 2004 first quarter. Including joint ventures, California deliveries were up 20% to 736 homes. Deliveries were off 17% in Southern California to 340 new homes (including 10 joint venture deliveries) reflecting the slowdown in orders in the second half of 2004 in some of the Company’s Southern California markets. Deliveries were up 97% in Northern California to 396 new homes (including 35 joint venture deliveries), and were driven by strong order trends last year. In Florida, where housing market conditions remain strong, the Company delivered 818 new homes in the first quarter of 2005, representing a 108% year-over-year increase. The Company delivered 443 homes (including 1 joint venture delivery) during the 2005 first quarter in Arizona, an 8% decrease from the 2004 first quarter. The lower level of year-over-year deliveries was a result of delays experienced during the first quarter due to excessive rain combined with the timing of new community openings and sales activity last year. In the Carolinas, deliveries were up 115% to 168 new homes driven by order growth from new community openings. New home deliveries were up 40% in Texas and up 47% in Colorado, also driven by new community growth last year.

During the 2005 first quarter, the Company’s average home price was up 9% year-over-year to $353,000. The higher selling price was driven primarily by a 22% increase in the Company’s average price in California to $708,000 (exclusive of joint ventures). The higher price in California represents the impact of general price increases in many areas of the state combined with a change in the delivery mix during the 2005 first quarter. Our average price in Florida was $206,000, down 3% from the year ago period, and reflects the delivery of more affordable attached houses in South Florida combined with a proportionate increase in deliveries of our more affordable homes in Orlando. Our average price in Arizona was up 6% to $195,000 primarily reflecting general price increases in Phoenix and the addition of Tucson in the second half of last year where our average home price is over $250,000. Our average price was up 19% in the Carolinas and primarily reflects a change in delivery mix. Our average prices in Texas and Colorado were down 13% and up 7%, respectively, also reflecting changes in our product mix. For 2005, we expect that our average home price will decline approximately 9% to $340,000 as a result of a greater distribution of deliveries outside of California, particularly in Florida. We expect that our second quarter average home price will be $335,000 to $340,000.

The Company’s homebuilding gross margin percentage was up 330 basis points year-over-year to 26.0%. The increase in the year-over-year gross margin percentage was driven primarily by higher margins in Southern and Northern California and Florida. Our margins in Arizona were generally in line with the year earlier period and reflect healthy housing market conditions in the state. Margins in the Carolinas, Texas, and Colorado were still below our company-wide average and generally reflected the impact of slower economic conditions in those regions. The higher overall gross margin percentage reflected our ability to raise home prices in many of our California markets during the past several quarters as a result of healthy housing demand combined with a constrained supply of buildable land, and improving margins in Florida due to healthy demand for new homes combined with volume and cost efficiencies. Our homebuilding gross margin percentage for the 2005 second quarter is expected to be similar to the 26.0% margin percentage generated in the first quarter while our margin for the full year is expected to be up approximately 125-150 basis points over the 24.4% homebuilding gross margin percentage generated in 2004.

Selling, general and administrative expenses (including corporate G&A) for the 2005 first quarter decreased 160 basis points to 11.0% of homebuilding revenues compared to 12.6% last year. The lower level of SG&A expenses as a percentage of homebuilding revenues was due primarily to the benefits of leveraging our overhead over a 56% higher revenue base. Our projected SG&A rate for the full year is expected to be approximately 11.0%.

Consistent with our expectations, income from unconsolidated joint ventures was down $9.6 million for the 2005 first quarter to $6.6 million. The lower level of venture profits was driven primarily by a 48% decrease in the number of joint venture deliveries to 46 homes versus 88 homes last year as well as by a decrease in joint venture income from land sales to other builders. For 2005, we expect to generate approximately $50 million in joint venture income from approximately 250 new home deliveries as well as profits from joint venture land sales to other builders.

New orders companywide for the first quarter of 2005 totaled 2,825 homes and were down slightly from the record level achieved a year ago, consistent with our expectations for the quarter. The order levels reflected generally healthy housing market conditions in the Company’s three largest markets: California, Florida, and Arizona, and flat to gradually improving housing market conditions in the Carolinas, Texas, and Colorado. Although new home orders were down year over year in Southern California, absorption rates in the first quarter improved nicely over the sales rates experienced in the second half of last year. The Company generated 1.6 sales per week per project in the first quarter of 2005 compared to 1.1 sales per week in the second half of 2004, reflecting an improved tone and the generally supply-constrained nature of the Southern California region. In Northern California, new home sales were down 26% on a 27% lower active community count. The Company continues to experience healthy demand for new homes in this region. New home orders were down 18% on an 18% increase in active selling communities in Florida. The lower sales rate per community in Florida during the quarter reflected a conscious decision by the Company to reduce the number of new homes for sale due to strong backlog levels. This adjustment in our rate of new home releases should better align sales with our production capabilities. The Company is generally experiencing healthy housing market conditions in all of its Florida markets. In Arizona, new home orders were up 20% on a 29% lower community count, resulting in a 68% increase on a same store basis. The total for the 2005 first quarter includes 36 orders from 3 communities from our new Tucson division, which we acquired in August 2004. Orders were up 64% in the Carolinas on a 73% higher community count, up 77% in Texas on a 25% higher community count, and up 16% in Colorado on a 9% higher community count. Conditions in these three markets are flat to gradually improving compared to the year earlier period. The Company’s cancellation rate for the 2005 first quarter was 16% compared to 15% for the year earlier period. The Company’s orders for the 2005 first quarter include 82 homes from 5 joint venture communities, compared to 53 homes from 4 joint venture communities last year.

The strong level of new home orders for the 2005 first quarter resulted in a record first quarter backlog of 6,727 presold homes (excluding 183 joint venture homes) valued at an estimated $2.2 billion (excluding $133 million of joint venture backlog), an increase of 14% from the March 31, 2004 backlog value.

The Company ended the quarter with 172 active selling communities, a 6% increase over the year earlier period. The Company is planning to open 100 to 110 new communities during the balance of the year and is targeting a year-end community count of approximately 190 to 200 active subdivisions, 10-15% higher than at the end of 2004. Since we expect that our new community openings will be concentrated more towards the middle and back half of the year, we anticipate that our new home order comparisons will likely be flat for the first half of the year and stronger in the second half.

Financial Services

In the 2005 first quarter, the Company generated a modest profit at the Company’s financial services subsidiary, which currently offers mortgage-banking services to our homebuyers in California, Arizona, Texas, and South Florida. The operating results continue to reflect tight, but improving, margins on loan sales and lower capture rates due to competitive pressures resulting from the significant reduction in mortgage refinance activity during the past year.

Financial services joint venture income, which is derived from mortgage banking joint ventures with third party financial institutions currently operating in conjunction with our homebuilding divisions in Colorado, the Carolinas, and Tampa and Southwestern Florida, was down $297,000 to $439,000. The lower level of income was primarily due to the Company’s decision in the first half of 2004 to transition its mortgage operations in Arizona and Texas from the joint venture structure to its wholly owned financial services subsidiary.

Earnings Conference Call

A conference call to discuss the Company’s 2005 first quarter earnings will be held at 11:00 am Eastern time tomorrow morning. The call will be broadcast live over the Internet and can be accessed through the Company’s website at http://phx.corporate-ir.net/phoenix.zhtml?c=95153&p=irol-irhome. The call will also be accessible via telephone by dialing (800) 967-7134. The entire audio transmission with the synchronized slide presentation will also be available on our website for replay within 2 to 3 hours following the live broadcast. A replay of the conference call will also be available by dialing (888) 203-1112 (Passcode: 4656843).

Standard Pacific, one of the nation’s largest homebuilders, has built homes for more than 73,000 families during its 39-year history. The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers. Standard Pacific operates in some of the strongest housing markets in the country with operations in major metropolitan areas in California, Texas, Arizona, Colorado, Florida and the Carolinas. The Company provides mortgage financing and title services to its homebuyers through its subsidiaries and joint ventures, Family Lending Services, WRT Financial, Westfield Home Mortgage, Universal Land Title of South Florida and SPH Title. For

more information about the Company and its new home developments, please visit our website at: www.standardpacifichomes.com.

This news release contains forward-looking statements. These statements include but are not limited to statements regarding: the percentage of 2005 projected deliveries in either backlog or closed in the first quarter; increasing constraints on the availability of buildable land; growth initiatives and the opportunity for expansion into new markets; the Company’s prospects for continued volume growth; expected year-over-year order comparisons; the Company’s intent to begin releasing quarterly orders with its quarterly earnings release; the Company’s long term prospects and its capacity to grow unit volume 20% or more annually through 2007; housing market conditions in the markets in which the Company operates; orders and backlog; the Company’s three to four year lot supply; expected new community openings and active subdivisions; the Company’s expected earnings, earnings per share, deliveries and revenues; the Company’s expected SG&A rate; expected average home prices; the expected homebuilding gross margin percentage for the Company and certain of its divisions; and expected joint venture income and deliveries. Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors — many of which are out of our control and difficult to forecast — that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates, interest rates, the cost and availability of mortgage financing, and stock market, home and land valuations; the impact on economic conditions of terrorist attacks or the outbreak or escalation of armed conflict involving the United States; the cost and availability of suitable undeveloped land, building materials and labor; the cost and availability of construction financing and corporate debt and equity capital; the demand for single-family homes; cancellations of purchase contracts by homebuyers; the cyclical and competitive nature of our business; governmental regulation, including the impact of “slow growth” or similar initiatives; delays in the land entitlement process, development, construction, or the opening of new home communities; adverse weather conditions and natural disasters; environmental matters; risks relating to our mortgage banking operations, including hedging activities; future business decisions and our ability to successfully implement our operational, growth and other strategies; litigation and warranty claims; and other risks discussed in our filings with the Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2004. We assume no, and hereby disclaim any, obligation to update any of the foregoing or any other forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

(end of text, tables follow)

STANDARD PACIFIC CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Homebuilding:
Revenues	$836,346	$535,254
Cost of sales	(619,179)	(413,823)

Gross margin	217,167	121,431

Selling, general and administrative expenses	(92,359)	(67,707)
Income from unconsolidated joint ventures	6,627	16,249
Interest expense	(2,270)	(1,565)
Other income	1,748	655

Homebuilding pretax income	130,913	69,063

Financial Services:
Revenues	3,856	2,131
Expenses	(3,766)	(2,564)
Income from unconsolidated joint ventures	439	736
Other income	106	47

Financial services pretax income	635	350

Income before taxes	131,548	69,413
Provision for income taxes	(49,433)	(27,022)

Net Income	$82,115	$42,391

Earnings Per Share:
Basic	$2.44	$1.25
Diluted	$2.36	$1.21

Weighted Average Common Shares Outstanding:
Basic	33,701,735	33,940,048
Diluted	34,827,280	35,089,677

Cash dividends per share	$0.08	$0.08

Selected Operating Data

	Three Months Ended March 31,
	2005	2004
New homes delivered:
Southern California	330	342
Northern California	361	182

Total California	691	524

Florida	818	393
Arizona	442	482
Carolinas	168	78
Texas	136	97
Colorado	106	72

Consolidated total	2,361	1,646

Unconsolidated joint ventures:
Southern California	10	69
Northern California	35	19
Arizona	1	—

Total unconsolidated joint ventures	46	88

Total (including joint ventures)	2,407	1,734

Average selling prices of homes delivered:
California (excluding joint ventures)	$708,000	$582,000
Florida	$206,000	$213,000
Arizona (excluding joint venture)	$195,000	$184,000
Carolinas	$157,000	$132,000
Texas	$227,000	$260,000
Colorado	$301,000	$281,000
Consolidated (excluding joint ventures)	$353,000	$324,000
Unconsolidated joint ventures	$659,000	$606,000
Total (including joint ventures)	$359,000	$338,000

Net new orders:
Southern California	508	653
Northern California	278	390

Total California	786	1,043

Florida	750	915
Arizona	516	432
Carolinas	259	158
Texas	280	158
Colorado	152	131

Consolidated total	2,743	2,837

Unconsolidated joint ventures:
Southern California	39	11
Northern California	41	42
Arizona	2	—

Total unconsolidated joint ventures	82	53

Total (including joint ventures)	2,825	2,890

Selected Operating Data (continued)

	Three Months Ended March 31,
	2005	2004
Average number of selling communities during the period:
Southern California	25	24
Northern California	16	23

Total California	41	47

Florida	53	45
Arizona	14	21
Carolinas	19	11
Texas	25	20
Colorado	12	11

Consolidated total	164	155

Unconsolidated joint ventures:
Southern California	1	1
Northern California	3	3
Arizona	1	—

Total unconsolidated joint ventures	5	4

Total (including joint ventures)	169	159

	At March 31,
	2005	2004
Backlog (in homes):
Southern California	879	1,195
Northern California	656	691

Total California	1,535	1,886

Florida	2,735	2,252
Arizona	1,530	702
Carolinas	256	145
Texas	414	245
Colorado	257	230

Consolidated total	6,727	5,460

Unconsolidated joint ventures:
Southern California	54	25
Northern California	125	106
Arizona	4	—

Total unconsolidated joint ventures	183	131

Total (including joint ventures)	6,910	5,591

Backlog (estimated dollar value in thousands):
Consolidated total	$2,232,250	$1,959,737
Unconsolidated joint ventures	132,749	85,274

Total (including joint ventures)	$2,364,999	$2,045,011

Selected Operating Data (continued)

	At March 31,
	2005		2004
Building sites owned or controlled:
Southern California	13,618		12,149
Northern California	5,662		4,951

Total California	19,280		17,100

Florida	14,084		15,443
Arizona	10,477		6,746
Carolinas	4,075		3,786
Texas	3,111		2,882
Colorado	1,839		1,653

Total (including joint ventures)	52,866		47,610

Total building sites owned	26,910		23,659
Total building sites optioned	16,494		17,007
Total joint venture lots	9,462		6,944

Total (including joint ventures)	52,866		47,610

Completed and unsold homes	178		135

Homes under construction	5,895		4,689

Selected Financial Data

	Three Months Ended March 31,
	2005		2004
	(Dollars in thousands)
Net income	$82,115		$42,391
Net cash provided by (used in) operating activities	$(100,870)		$(164,077)
Net cash provided by (used in) investing activities	$(92,931)		$(41,432)
Net cash provided by (used in) financing activities	$54,971		$272,368
Adjusted Homebuilding EBITDA(1)	$145,533		$87,925
Homebuilding SG&A as a percentage of homebuilding revenues	11.0%		12.6%
Homebuilding interest incurred	$20,426		$21,435
Homebuilding interest capitalized to inventories owned	$18,156		$19,870
Ratio of LTM Adjusted Homebuilding EBITDA to homebuilding interest incurred	7.7	x	5.4	x

(1)	Adjusted Homebuilding EBITDA means net income (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) homebuilding interest expense, (c) expensing of previously capitalized interest included in cost of sales, (d) material noncash impairment charges, if any, (e) homebuilding depreciation and amortization, (f) amortization of stock-based compensation, (g) income from unconsolidated joint ventures and (h) income (loss) from financial services subsidiary. Other companies may calculate Adjusted Homebuilding EBITDA (or similarly titled measures) differently. We believe Adjusted Homebuilding EBITDA information is useful to investors as a measure of our ability to service debt and obtain financing. However, it should be noted that Adjusted Homebuilding EBITDA is not a U.S. generally accepted accounting principles (“GAAP”) financial measure. Due to the significance of the GAAP components excluded, Adjusted Homebuilding EBITDA should not be considered in isolation or as an alternative to net income, cash flow from operations or any other operating or liquidity performance measure prescribed by GAAP.

The tables set forth below reconcile net cash used in operating activities and net income, calculated and presented in accordance with GAAP, to Adjusted Homebuilding EBITDA:

	Three Months Ended March 31,
	2005	2004
	(Dollars in thousands)
Net cash used in operating activities	$(100,870)	$(164,077)
Add:
Income taxes	49,433	27,022
Homebuilding interest expense	2,270	1,565
Expensing of previously capitalized interest included in cost of sales	14,117	10,458
Less:
Income (loss) from financial services subsidiary	90	(433)
Depreciation and amortization from financial services subsidiary	145	96
Net changes in operating assets and liabilities:
Trade and other receivables	11,175	(35,200)
Inventories-owned	109,095	218,420
Inventories-not owned	18,162	6,384
Deferred income taxes	(3,464)	(785)
Other assets	4,775	609
Accounts payable	(560)	(1,077)
Accrued liabilities	41,635	20,741
Liabilities from inventories not owned	—	3,528

Adjusted Homebuilding EBITDA	$145,533	$87,925

	Three Months Ended March 31,
	2005	2004
	(Dollars in thousands)
Net income	$82,115	$42,391
Add:
Cash distributions of income from unconsolidated joint ventures	1,574	21,137
Income taxes	49,433	27,022
Homebuilding interest expense	2,270	1,565
Expensing of previously capitalized interest included in cost of sales	14,117	10,458
Homebuilding depreciation and amortization	1,023	1,044
Amortization of stock-based compensation	2,157	860
Less:
Income from unconsolidated joint ventures	7,066	16,985
Income (loss) from financial services subsidiary	90	(433)

Adjusted Homebuilding EBITDA	$145,533	$87,925

Balance Sheet Data

(Dollars in thousands, except per share amounts)

	At March 31,
	2005		2004
Stockholders’ equity per share	$41.61		$31.68
Ratio of total debt to total book capitalization (1)	46.5%		56.1%
Ratio of adjusted net homebuilding debt to total book capitalization (2)	44.4%		50.3%
Ratio of total debt to LTM adjusted homebuilding EBITDA (1)	1.9	x	3.1	x
Ratio of adjusted net homebuilding debt to LTM adjusted homebuilding EBITDA (2)	1.7	x	2.5	x
Homebuilding interest capitalized in inventories owned	$62,659		$47,850
Homebuilding interest capitalized as a percentage of inventories owned	2.8%		2.4%

(1)	Total debt at March 31, 2005 and 2004 includes $70.1 million and $38.3 million, respectively, of indebtedness of the Company’s financial services subsidiary and $28.1 million and $25.9 million, respectively, of indebtedness included in liabilities from inventories not owned.

(2)	Net homebuilding debt reflects the offset of $3.4 million and $222.2 million in cash and equivalents at March 31, 2005 and 2004, respectively, against homebuilding debt of $1,124.5 million and $1,312.6 million, respectively. Adjusted net homebuilding debt at March 31, 2005 and 2004 is further adjusted to exclude $70.1 million and $38.3 million, respectively, of indebtedness of the Company’s financial services subsidiary and $28.1 million and $25.9 million, respectively, of indebtedness included in liabilities from inventories not owned. We believe that the adjusted net homebuilding debt to total book capitalization and adjusted net homebuilding debt to LTM adjusted homebuilding EBITDA ratios are useful to investors as a measure of our ability to obtain financing. These are non-GAAP ratios and other companies may calculate these ratios differently.

STANDARD PACIFIC CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	March 31, 2005	December 31, 2004
	(Unaudited)
ASSETS
Homebuilding:
Cash and equivalents	$8,367	$141,697
Trade and other receivables	48,913	27,049
Inventories:
Owned	2,263,490	2,111,868
Not owned	309,273	268,028
Investments in and advances to unconsolidated joint ventures	255,476	205,429
Deferred income taxes	34,517	37,981
Goodwill	88,607	84,544
Other assets	41,300	35,162

	3,049,943	2,911,758

Financial Services:
Cash and equivalents	3,607	9,107
Mortgage loans held for sale	78,303	88,570
Other assets	3,525	3,798

	85,435	101,475

Total Assets	$3,135,378	$3,013,233

LIABILITIES AND STOCKHOLDERS’ EQUITY
Homebuilding:
Accounts payable	$97,030	$96,470
Accrued liabilities	238,700	286,125
Liabilities from inventories not owned	33,644	32,390
Revolving credit facility	77,200	—
Trust deed and other notes payable	24,188	26,340
Senior notes payable	874,089	874,068
Senior subordinated notes payable	149,049	149,026

	1,493,900	1,464,419

Financial Services:
Accounts payable and other liabilities	1,376	2,127
Mortgage credit facilities	70,121	81,892

	71,497	84,019

Total Liabilities	1,565,397	1,548,438

Minority Interests	164,819	142,800
Stockholders’ Equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 33,768,103 and 33,617,349 shares outstanding, respectively	338	336
Additional paid-in capital	422,675	418,927
Retained earnings	982,149	902,732

Total Stockholders’ Equity	1,405,162	1,321,995

Total Liabilities and Stockholders’ Equity	$3,135,378	$3,013,233